Filed Pursuant to Rule 424(b)(3)
Registration No. 333-124424

Prospectus Supplement No. 3
to Prospectus dated August 24, 2005

HOUSE OF BRUSSELS CHOCOLATES INC.

10,936,263 Shares

We are supplementing the prospectus dated August 24, 2005, to provide information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 12, 2006 including the following:

On June 9, 2006, we were notified that the Eighth District Court of Clark County, Nevada issued findings of fact and conclusions of law on June 5, 2006, in the case of Stephen Whittington, et al. v. House of Brussels Chocolates Inc., et al.  The judge found in favor of Stephen Whittington (“Whittington”) and against House of Brussels Chocolates Inc. (the “Company”) on a breach of contract claim in the amount of $2,701,918.  The judge also found that Grant Petersen, our current President, CEO and Director (“Petersen”), and Evan Baergen, our former president and director (“Baergen”), are jointly and severally liable with the Company for the $2,701,918 amount based on an alter ego theory.  The judge's ruling states that Whittington is also entitled to prejudgment interest.  In reaching his findings and conclusions, the judge rejected Whittington's claim that Petersen and Baergen acted fraudulently and also rejected Matthew Kaplan's claims for recovery.

We are presently engaged in settlement negotiations with Whittington. No assurances, however, can be given that a settlement will be reached. In the event that we are unsuccessful in our negotiations, we intend to appeal the court’s ruling.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus dated August 24, 2005, with respect to the resale of the 10,936,263 shares of common stock, including any amendments or supplements thereto.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD READ CAREFULLY THE ENTIRE PROSPECTUS, INCLUDING THE SECTION CAPTIONED "RISK FACTORS" BEGINNING ON PAGE 3, BEFORE MAKING A DECISION TO PURCHASE OUR STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Supplement is June 12, 2006